EXHIBIT 8.1

Significant Subsidiaries of O2MICRO INTERNATIONAL LIMITED

O2Micro, Inc., a California corporation
O2Micro Electronics, Inc., a Taiwan company
O2Micro International Japan Limited, a Japanese company
O2Micro PTE Limited-Singapore, a Singapore company
O2Micro (Wuhan) Co., Ltd., a Chinese company
O2Micro (Beijing) Co., Ltd., a Chinese company
O2Micro (China) Co., Ltd., a Chinese company
O2Micro (Chengdu) Co., Ltd., a Chinese company
International Asset Holding Company, a Cayman Islands company
O2Security (Wuhan) Limited, a Chinese company